EXHIBIT 19.1

Ashford Hospitality Trust, Inc.
Policy on Insider Trading and Compliance

It is the policy of Ashford Hospitality Trust, Inc. (together with its subsidiaries, the “Company”) to comply fully, and to assist its directors, officers, employees and related persons in complying fully with all federal and state securities laws applicable to transactions, such as purchases and sales, in the Company’s securities (e.g., the common stock of the Company) or the securities of Braemar Hotels & Resorts Inc. or Ashford Inc. (together, the “Other Entities”). For purposes of this Policy on Insider Trading and Compliance, the terms “officers, employees and related persons” includes individuals who: (i) are employed by the Company or its subsidiaries, if any; (ii) are employed by Ashford Inc. or its subsidiaries, including Ashford Hospitality Advisors LLC (the “Advisor”), the advisor of the Company, pursuant to that certain Third Amended and Restated Advisory Agreement dated March 12, 2024 among the Company, Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and the Advisor, and (a) have been named an officer of the Company by the board of directors of the Company or (b) have been designated as subject to this policy by the Legal Department of the Advisor; or (iii) are corporate employees of Remington Lodging & Hospitality, LLC (“Remington”) or other employees of Remington designated as subject to this policy by the Legal Department of the Advisor. The Company depends upon the conduct and diligence of the directors, officers, employees and related persons of the Company and its subsidiaries and Advisor, in both their professional and personal capacities, to ensure full compliance with this policy. It is the personal obligation and responsibility of each director, officer, employee and related person to act in a manner consistent with the following policy regarding compliance with the insider trading provisions of the federal securities laws.
It is the policy of the Company that neither the Company itself nor any director, officer, employee or related person may buy or sell any security issued by the Company or an Other Entity, or any option or similar right to buy or sell such a security, on the basis of material nonpublic information regarding the Company or such Other Entity, respectively. In addition, every director, officer, employee or related person must maintain the confidentiality of material nonpublic information regarding the Company or such Other Entity that he or she may possess, and shall not give advice or make recommendations regarding investments in the Company or such Other Entity. It is the further policy of the Company that no director, officer, employee or related person may, on the basis of material nonpublic information about another company which the person received in the course of performing his or her duties on behalf of the Company or its affiliates, trade in the securities of the other company or disclose such information to any other

AHT Insider Trading Policy (Rev. March 2021)

person. No director, officer, employee or related person may permit persons under his or her supervision to act inconsistently with this policy.

There may be occasions where the Company imposes a temporary blackout on trading, such as when the Company or such Other Entity is engaged in discussions regarding a significant business combination, transaction or capital raise. The Company also requires that all transactions in the securities of the Company and Other Entities by directors, officers, employees are related persons be pre-cleared in writing (email is acceptable) with the Legal Department of the Advisor. In addition, directors, officers, employees and related persons may not trade in Company or Other Entity securities after termination of service with the Company on the basis of material nonpublic information. It is further the policy of the Company that directors, officers, employees and related persons are prohibited from engaging in speculation with respect to Company or Other Entity securities.
The foregoing restrictions shall not apply to transactions executed pursuant to a written plan for trading securities entered into and otherwise in compliance with Rule 10b5-1 under the Securities Act of 1934, as amended, which plan has been approved in writing by the Legal Department of the Advisor.

Further information regarding the insider trading and related policies of the Company is set forth in the memorandum attached hereto as Appendix A. Every director, officer, employee and related person of the Company or its subsidiaries and of the Advisor, together with all corporate employees of Remington, will be provided with a copy of the memorandum attached hereto as Appendix A.

AHT Insider Trading Policy (Rev. March 2021)

APPENDIX A

M E M O R A N D U M

TO:	Directors, Officers and Employees of Ashford Hospitality Trust, Inc. and Corporate Employees of Remington Lodging & Hospitality, LLC
FROM:	Executive Vice President, General Counsel and Secretary
RE:	Policy on Insider Trading and Compliance

In the course of conducting Ashford Hospitality Trust, Inc.’s (together with its subsidiaries, the “Company”) business, directors, officers and employees (if any) of the Company or Ashford Hospitality Advisors LLC (“Advisor”) frequently come into possession of “material” information about the Company, or other entities including Braemar Hotels & Resorts Inc. and Ashford Inc. (together, the “Other Entities”), that generally is not available to the investing public. In addition, because of the strategic relationship, as well as the physical proximity of the corporate offices, between the Company, the Other Entities and Remington Lodging & Hospitality, LLC and its affiliates (collectively, “Remington”), corporate employees of Remington may come into possession of “material” information about the Company or the Other Entities. This memorandum is intended to remind all persons associated with the Company, including directors, officers and employees of the Company and Remington corporate employees, that they must maintain the confidentiality of all such inside information and may not, on the basis of such material, nonpublic information, purchase or sell securities of the Company, Other Entities or any other entity to which the information relates.
Reasons for Maintaining Confidentiality

The federal securities laws strictly prohibit any person who obtains inside information and has a duty not to disclose it from using the information in connection with the purchase or sale of securities. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the deck were stacked against persons not privy to inside information. There is, in addition, the ethical concern that arises from taking advantage of another person through the use of inside information. Finally, there is the important fact that our ability to conduct business would be greatly harmed if we did not maintain the confidentiality of material nonpublic information.

What is Material Information

Information generally is considered “material” if its disclosure to the public would be reasonably likely to affect investors’ decisions to buy or sell Company or Other Entity securities. The following types of information are generally considered to be material:
•Operating or financial results;
•Projections of earnings or other financial data;
AHT Insider Trading Policy (Rev. March 2021)    Appendix A-1

•Significant business acquisitions, dispositions, or joint ventures or related negotiations;

•Gain or loss of a significant strategic relationship or contract;
•Major changes in corporate structure or management personnel;
•Public or private debt or equity transactions;
•Plans for substantial capital investment;
•Significant expansion or reduction of operations;
•Significant new products, services or marketing plans;
•Substantial write-ups or write-downs of assets;
•Significant litigation or disputes;
•Adoption of a stock redemption or repurchase programs;
•Increases or decreases in cash dividends, or the issuance of a stock dividend;
•Stock splits or other forms of recapitalization; and
•Actual or projected changes in industry circumstances or competitive conditions that could significantly affect the earnings, financial position or future prospects of the Company or an Other Entity.

The foregoing list is merely illustrative and is not exhaustive. Obviously, what is material information cannot be enumerated with precision since there are many gray areas and varying circumstances. When doubt exists, the information involved should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Advisor’s Legal Department before disclosing the information.

Safeguarding Material Information

During the period that material information relating to the business or affairs of the Company or an Other Entity is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know,” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants, taxis and airplanes should be limited to matters that do not involve information of a sensitive or confidential nature.
AHT Insider Trading Policy (Rev. March 2021)    Appendix A-2

Necessity for Authorized Release

It is important that all such communication on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries from the media, analysts, stockholders or others outsiders regarding the Company or an Other Entity, you should decline comment and refer the inquirer to the Chief Executive Officer, the Chief Financial Officer or the Chief Strategy Officer of the Company. The foregoing policy is in addition to any prohibitions set forth in any confidentiality agreement you may have with the Company.

No Trading in Securities Without Prior Clearance from Ashford Legal

In accordance with the federal securities laws, no director, officer or employee of the Company or corporate employee of Remington may buy or sell Company or Other Entity securities on the basis of material nonpublic information acquired at or in connection with the Company or its affiliates. This prohibition extends not only to transactions involving securities of the Company, but also to transactions involving securities of other companies with which the Company or an Other Entity has a relationship including entities with which the Company or an Other Entity is engaged in discussions regarding a joint venture, merger or acquisition. Further, no director, officer or employee or corporate employee of Remington who is aware of material nonpublic information when they terminate their service with the Company or its affiliates, may trade in the Company’s or Other Entities’ securities until that information has become public or is no longer material. In all other respects, the procedures and prohibitions regarding trading while in possession of material nonpublic information will cease to apply to transactions in Company or Other Entity securities upon the expiration of any blackout period applicable to transactions at the time of termination of service of a director, officer or employee or corporate employee of Remington.
In order to avoid any issues with respect to whether or not a trade has been made on the basis of material non-public information, the Company has elected to adopt a policy that in all cases, any trade (e.g., buy or sell) of any securities issued by the Company or an Other Entity, must be pre-cleared in writing (email acceptable) by the Legal Department of the Advisor, on behalf of the Company. This policy extends not only to the directors, officers and employees of the Company and the Advisor, but also extends to all corporate employees of Remington, and shall, from time to time, be further extended to other employees of Ashford Inc. or Remington on a case-by-case basis.

Prohibition on Speculation

To promote compliance with the federal securities laws and the applicable policies and procedures of the Company, employees should view all of their transactions in Company or Other Entity securities as involving investment decisions and not speculation. In-and-out trading involving holding of the Company’s or Other Entities’ securities for brief periods is prohibited. In order to avoid any appearance that employees are speculating in the Company’s or Other Entities’ securities, no employee may engage in short sales or “sales against the box” of the Company’s or Other Entities’ securities. For the same reasons, no employee may purchase or
AHT Insider Trading Policy (Rev. March 2021)    Appendix A-3

sell puts or calls on the Company’s or Other Entities’ securities or engage in hedging transactions (i.e., zero-cost collars and forward sale contracts). Moreover, no employee may hold Company or Other Entity securities in a margin account or pledge Company or Other Entity securities as collateral for a loan without pre-clearance from the Executive Vice President, General Counsel and Secretary. “Cashless exercises” of options may require special treatment and must be pre- cleared by the Executive Vice President, General Counsel and Secretary.

Tipping Restrictions

Directors, officers and employees of the Company and corporate employees of Remington who come into possession of material inside information must not communicate that information to other persons prior to its public disclosure and dissemination. There is, therefore, a need to exercise care when speaking with other Company, Ashford Inc. or Remington personnel who do not have a “need to know,” and when communicating with family, friends and other persons. To avoid the appearance of impropriety, you are prohibited from making recommendations about buying or selling the securities of the Company, the Other Entities or other entities with which it has a business relationship.

Liability and Consequences

The penalties under the securities laws for violating the insider trading provisions are severe. The courts can levy treble damages, fines, and criminal penalties (including prison terms) against persons who misuse inside information in connection with the purchase or sale of a security or who reveal confidential information to others who then trade on the basis of that information. Moreover, there may be adverse consequences for the Company and its controlling persons if action is not taken to prevent insider trading violations by persons under their control. Given the extremely serious nature of any violation of our insider trading policy, the Company wishes to make clear that any person found to have committed such a violation may be subject to dismissal and to possible claims for any damages sustained by the Company as a result of the person’s illicit activities, whether or not you have violated federal securities laws.

Compliance Certification

All recipients of this memorandum must sign, date and return the enclosed certification stating that they received the Company’s Policy on Insider Trading and Compliance, and that they agree to comply with it. All directors, officers and employees of the Company and all corporate employees of Remington are bound by the policy, regardless of whether they sign the certification. Please return the enclosed certification to the Executive Vice President, General Counsel and Secretary immediately.

Adopted as Revised: March 2021

AHT Insider Trading Policy (Rev. March 2021)    Appendix A-4

Exhibit 1

COMPLIANCE CERTIFICATION

I certify that:

1.I have read and understand, and agree to comply in full with, the Policy Statement on Insider Trading and Compliance and the Memorandum to All Directors, Officers and Employees of Ashford Hospitality Trust, Inc. (the “Company”) and Corporate Employees of Remington Lodging & Hospitality, LLC (“Remington”) (collectively, the “Insider Trading Policy”), copies of which were distributed with this certification. I understand that the Executive Vice President, General Counsel and Secretary is available to answer any questions regarding the Insider Trading Policy.
2.For such period of time that I have been a director, officer or employee of the Company or a corporate employee of Remington, I have complied with the Insider Trading Policy.

3.I will continue to comply with the Insider Trading Policy for as long as I am subject to the policy.

Date:               Signature

_________________________
Print Name
AHT Insider Trading Policy (Rev. March 2021)